Exhibit 23.2

14 September 2015

Our ref: MVR:NOV001/4007

Novogen Limited

16-20 Edgeworth David Avenue

Hornsby NSW 2077

Australia

Attention: Board of Directors

Dear Sirs

Consent of Addisons to be named in Amendment No. 1 to SEC Registration Statement on Form F-3 filed 15 July 2015

Reference is made to the document prepared by Novogen Limited (ACN 063 259 754) (Company) titled “Amendment No. 1 to F-3 Registration Statement”, which is proposed to be lodged with the Securities and Exchange Commission on or about the date of this letter, in relation to the registration for resale of 77,625,000 ordinary shares issuable upon exercise of various short and long term options (Amended Registration Statement).

Addisons was provided with a final draft of the Amended Registration Statement on September 14, 2015 (Final Draft).

Addisons consents to being named and referred to in its capacity as the Australian legal counsel to the Company in the form and context in which it is named in the Final Draft.

In all other respects, to the maximum extent permitted by law, Addisons expressly disclaims and takes no liability for any part of the Amended Registration Statement.

Addisons has not authorised or caused the issue of the Amended Registration Statement or any part of the Amended Registration Statement.

By signing this consent, I confirm that I am authorised to give this consent on behalf of Addisons.

Yours faithfully

/s/ Jeff Mansfield

Jeff Mansfield

Partner

Direct Line: +61 2 8915 1016

Direct Fax: +61 2 8916 2016

Email: jeff.mansfield@addisonslawyers.com.au

ABN 55 365 334 124

Level 12, 60 Carrington Street	GPO Box 1433	DX 262	Telephone +61 2 8915 1000	mail@addisonslawyers.com.au
Sydney NSW 2000	Sydney NSW 2001	Sydney	Facsimile +61 2 8916 2000	addisonlawyers.com.au

Liability limited by a scheme approved under Professional Standards Legislation